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                                                                    Exhibit 99.1


[ONEOK LOGO]                                    Financial News
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October 16, 2002                                Contact:  Weldon Watson
                                                918-588-7158

                      ONEOK TO PURCHASE TEXAS PROPERTIES OF
                                 SOUTHERN UNION

         Tulsa, Oklahoma - ONEOK, Inc. (NYSE:OKE), announced today the definitive agreement with Southern Union Company (NYSE:SUG) to purchase all the Texas assets of Southern Union for $420 million.

         David Kyle, chairman, president and chief executive officer of ONEOK, said, "This acquisition will make ONEOK the fourth largest gas distributor in the United States with over 1.9 million customers in Oklahoma, Kansas and Texas. From our beginning we have been a gas distributor and that business continues to be very important to our strategy. We are excited about the opportunities this acquisition brings to expand our base into the Texas market."

         As the third largest gas distributor in Texas, the operations serve 535,000 customers in cities located throughout the state, including the major cities of El Paso and Austin, as well as the cities of Port Arthur, Galveston, Brownsville, and others. The primary growth areas are El Paso, Austin and the Rio Grande Valley and over 90 percent of the customers are residential.

         The acquisition also includes 125 miles of natural gas transmission system that is regulated by the Texas Railroad Commission as well as other energy related assets involved in gas marketing, retail propane, and natural gas distribution investments in Mexico.

         Operating income for the Texas properties for the twelve months ending June 30, 2002, was $41.2 million of which approximately 95% was related to the Texas distribution operations.

         Regulatory consent and approvals will be sought from numerous municipalities. Notice is required to the Federal Energy Regulatory Commission and the Texas Railroad Commission. Antitrust clearance will also be sought from the Federal Trade Commission under the Hart-Scott-Rodino Act. Closing is expected to be on or before December 31, 2002. The boards of directors of both companies have approved the transaction and UBS Warburg acted as financial advisor to ONEOK on the transaction.

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ONEOK, Inc. is a diversified energy company involved primarily in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent areas of the United States. The company's energy marketing and trading operations provide service to customers in 28 states. The company is also the largest natural gas distributor in Kansas and Oklahoma, operating as Kansas Gas Service and Oklahoma Natural Gas Company, serving 1.4 million customers.

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Statements contained in this release that include company expectations or predictions are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Any additional information regarding factors that could cause actual results to materially differ is found in the company's Securities and Exchange Commission filings.

      For information about ONEOK, Inc. visit the Web site: www.oneok.com.

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